Shareholder meeting (unaudited)

On May 18, 2009, an adjourned session of the Annual Meeting of the Shareholders of John Hancock Investors Trust was held at 601 Congress Street, Boston, Massachusetts for the purpose of considering and voting upon the proposals listed below:

Proposal 1: Election of eleven Trustees to serve until their respective successors have been duly elected and qualified.

PROPOSAL 1 PASSED FOR ALL TRUSTEES ON MAY 18, 2009.
		WITHHELD
	FOR	AUTHORITY
James R. Boyle	5,201,198	238,457
James F. Carlin	5,195,751	243,904
William H. Cunningham	5,196,269	243,386
Deborah C. Jackson	5,189,091	250,564
Charles L. Ladner	5,190,728	248,927
Stanley Martin	5,190,449	249,206
Patti McGill Peterson	5,199,059	240,596
John A. Moore	5,191,925	247,730
Steven R. Pruchansky	5,200,562	239,093
Gregory A. Russo	5,204,397	235,258
John G. Vrysen	5,202,867	236,788

Proposal 2: To amend the Fund’s Declaration of Trust to divide the Board into three classes of
Trustees and to provide for shareholder approval of each such class every three years.

Proposal 2 did not receive sufficient votes from the Fund’s shareholders.

For	3,591,994
Against	1,006,917
Withheld	191,365
Broker Non-Votes	649,378

Proposal 3: To adopt a new form of investment advisory agreement.

PROPOSAL 3 PASSED ON MAY 18, 2009.

For	4,301,103
Against	236,773
Withheld	252,401
Broker Non-Votes	649,377